Exhibit 10.2

Loan No. 10518230

ENVIRONMENTAL INDEMNITY AGREEMENT
This Environmental Indemnity Agreement (this “Agreement”) is made as of the 6th day of December, 2018 (the “Effective Date”), by the Environmental Obligor, in favor of TRANSAMERICA PREMIER LIFE INSURANCE COMPANY, an Iowa corporation, and its successors and assigns (the “Lender”). The “Environmental Obligor” is RPT WALLINGFORD PLAZA, LLC, a Delaware limited liability company (also referred to herein as the “Borrower”).

1.	RECITALS

(a)
Under the terms of a certain Loan Application/Commitment dated October 5, 2018 (the “Commitment”), AEGON USA Realty Advisors, LLC (“AEGON”), as agent for the Lender, agreed to fund a loan to the Borrower in the principal amount of Six Million Nine Hundred Fifty Thousand Dollars ($6,950,000) (the “Loan”).

(b)
The Lender has funded the Loan in the principal amount of Six Million Nine Hundred Fifty Thousand Dollars ($6,950,000) in accordance with the Commitment, and to evidence the Loan, the Borrower has made and delivered to Lender a certain Secured Promissory Note dated as of the Effective Date, in the original principal amount of Six Million Nine Hundred Fifty Thousand Dollars ($6,950,000) (the “Note”) and certain additional documents in accordance with the terms of the Commitment.

(c)
The Loan is secured, inter alia, by a Deed of Trust, Security Agreement and Fixture Filing (the “Deed of Trust”) encumbering certain real property (the “Real Property”) located in the City of Seattle, County of King, Washington.

(d)
The Environmental Obligor desires to (a) assume full personal liability for the repayment of that portion of the Indebtedness that arises because the Lender has advanced funds or incurred expenses as a result of the failure of the Borrower to meet its obligations under the Loan Documents with respect to environmental matters and (b) indemnify the Lender and hold it harmless from actual damages suffered as a result of environmental matters.

2.	AGREEMENT
NOW THEREFORE, in consideration of the premises, in order to induce the Lender to disburse the proceeds of the Loan, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Environmental Obligor agrees as follows:

3.	DEFINITIONS
The following capitalized terms shall have the meanings set forth below:
“Bankruptcy Code” means 11 U.S.C. §§101-1330 or any successor statute.

Environmental Indemnity Agreement     1
Wallingford Plaza, Seattle, Washington
AEGON Loan No. 10518230
98950845.3 0027988-00963

“Business Day” means any weekday when state and federal banks are open for business in New York, New York.
“Claim” means any action, suit, proceeding, demand, assessment, adjustment, penalty, judgment or other assertion of liability.
“Default Rate” means the lesser of (i) ten percent (10%) per annum over the Note Rate defined in the Note and (ii) the Maximum Permitted Rate.
“Environmental Laws” means all present and future laws, statutes, ordinances, rules, regulations, orders, guidelines, rulings, decrees, notices and determinations of any Governmental Authority to the extent that they pertain to: (A) the protection of health against environmental hazards; (B) the protection of the environment, including air, soils, wetlands, and surface and underground water, from contamination by any substance that may have any adverse health effect on humans, livestock, fish, wildlife, or plant life, or which may disturb an ecosystem; (C) underground storage tank regulation or removal; (D) wildlife conservation; (E) protection or regulation of natural resources; (F) the protection of wetlands; (G) management, regulation and disposal of solid and hazardous wastes; (H) radioactive materials; (I) biologically hazardous materials; (J) indoor air quality; or (K) the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any Hazardous Substances. “Environmental Laws” include, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Washington Model Toxics Control Act (RCW 70.105D), the Washington Hazardous Waste Management Act (RCW 70.105), the Washington Solid Waste Management Act (RCW 70.95), all similar state statutes and local ordinances, and all regulations promulgated under any of those statutes, and all administrative and judicial actions respecting such legislation, all as amended from time to time.
“Governmental Authority” means any political entity with the legal authority to impose any requirement on the Property, including the governments of the United States, the State of Washington, King County, the City of Seattle, and any other entity with jurisdiction to decide, regulate, or affect the ownership, construction, use, occupancy, possession, operation, maintenance, alteration, repair, demolition or reconstruction of any portion or element of the Real Property.
“Hazardous Substance” means any substance the release of or the exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to human health because of its toxicity, including, without limitation (A) any “oil,” as defined by the Federal Water Pollution Control Act and regulations promulgated thereunder (including crude oil or any fraction of crude oil), (B) any radioactive substance, and (C) Stachybotrys chartarum and other molds. However, the term “Hazardous Substance” does not include (1) a substance used in the cleaning and maintenance of the Real Property, if the quantity and manner of its use are customary, prudent, and do not violate applicable law, or (2) automotive motor oil in immaterial quantities, if leaked from vehicles in the

Environmental Indemnity Agreement     2
Wallingford Plaza, Seattle, Washington
AEGON Loan No. 10518230
98950845.3 0027988-00963

ordinary course of the operation of the Real Property and cleaned up in accordance with reasonable property management procedures and in a manner that violates no applicable law.
“Indebtedness” means all sums that are owed or become due pursuant to the terms of the Loan Documents, which sums include any amounts advanced by the Lender to cure defaults or to pay attorneys’ fees and expenses (including any such fees or expenses incurred in connection with enforcing or protecting any of the Loan Documents in any bankruptcy proceeding), receivership costs, fees and costs of the Trustee and other collection costs.
“Loan Documents” has the meaning set forth in the Deed of Trust.
“Notice” means a notice given in accordance with Subsection 12.4 below.
“Obligation” means any obligation under this Agreement.
“Property” means the Real Property and any other property now or hereafter subjected to any lien or security interest created by any of the Loan Documents.
“Trustee” means First American Title Insurance Company and its successors and assigns.

4.	LIABILITY FOR REPAYMENT OF INDEBTEDNESS
In consideration of the Loan, the Environmental Obligor expressly assumes personal liability for the full and prompt payment to the Lender of the portion of the Indebtedness that arises because the Lender has advanced funds or incurred expenses because the Borrower fails to perform its obligations under the Loan Documents with respect to environmental matters as described in Section 23 of the Deed of Trust. If the Lender has advanced funds or incurred expenses because the Borrower fails to perform its obligations under the Loan with respect to environmental matters as described in Section 23 of the Deed of Trust, such amounts shall bear interest at the Default Rate.

5.	INDEMNITY AND HOLD HARMLESS
The Environmental Obligor agrees to indemnify the Lender, the Trustee, and their respective directors, officers, employees, agents, successors and assigns and to hold them harmless, to the extent of the Lender’s actual damages and losses, from any Claim, cost, expense or liability of whatever kind or nature, known or unknown, contingent or otherwise, directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal, or presence (whether prior to or after the date of this Agreement) of Hazardous Substances on, in, under or about the Real Property. Obligations indemnified under this Section include (A) out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, sustained by the Lender in enforcing this Agreement or the Borrower’s obligations under the Loan Documents with respect to environmental matters, and including any such fees or expenses incurred in connection with the enforcement or protection of this Agreement in any bankruptcy proceeding, and (B) the protection of the Lender from, and the defense of the Lender against, all Claims. This Section shall be binding upon the Environmental Obligor and its heirs, personal representatives, successors and assigns, and shall survive repayment of the Indebtedness, foreclosure of the Real Property, and the Borrower’s granting of a deed to the Real Property. Obligations under this Section shall not extend to any Claim, cost, expense or liability caused by the Lender’s gross negligence or willful misconduct, or arising

Environmental Indemnity Agreement     3
Wallingford Plaza, Seattle, Washington
AEGON Loan No. 10518230
98950845.3 0027988-00963

from a release of Hazardous Substances that occurs after the Lender has taken possession of the Real Property (provided the Borrower has not caused the release through any act or omission).

6.	REPRESENTATIONS AND WARRANTIES
The Environmental Obligor represents and warrants to the Lender as follows:

(a)	This Agreement has been duly executed and delivered.

(b)
The execution and performance of this Agreement and all guaranties, indemnities and covenants herein will not result in any breach of, or constitute a default under, any contract, guarantee, document or other instrument to which the Environmental Obligor is a party or by which the Environmental Obligor may be bound or affected, and do not and will not violate or contravene any law to which the Environmental Obligor is subject; nor do any such other instruments impose or contemplate any obligations which are or will be inconsistent with this Agreement.

(c)
No approval by, authorization of, or filing with any federal, state or municipal or other governmental commission, board or agency or other governmental authority is necessary in connection with the authorization, execution and delivery of this Agreement.

(d)
This Agreement constitutes the legal, valid and binding obligation of the Environmental Obligor, enforceable against it in accordance with its terms, subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations.

(e)	There are no material actions, suits or proceedings pending or, to the best of the knowledge of the Environmental Obligor, threatened against or affecting the Environmental Obligor.

7.	REMEDIES ON DEFAULT
Upon the failure of the Environmental Obligor to perform any Obligation within five (5) Business Days of written demand (a “Default”), the Lender shall have all of the rights of a guaranteed or indemnified party under the laws of Washington. Interest on any unpaid obligations shall accrue at the Default Rate. In addition, a “Default” shall arise under the Loan Documents. The Lender shall have all of the remedies available to it under the Loan Documents upon “Default,” including the accrual of interest on the Indebtedness at the Default Rate.

8.	APPLICATION OF PAYMENTS
All payments with respect to the Indebtedness received by the Lender from any party, other than the Environmental Obligor with respect to an Obligation, may be applied by the Lender to the Indebtedness in such manner and order as the Lender desires, in its sole discretion, whether or not such application reduces the liability of the Environmental Obligor with respect to the Obligations. If a foreclosure sale of the Real Property takes place, the proceeds of the sale (whether received in cash or by credit bid) shall be applied first to reduce that portion of the Indebtedness for which the

Environmental Indemnity Agreement     4
Wallingford Plaza, Seattle, Washington
AEGON Loan No. 10518230
98950845.3 0027988-00963

Borrower has not assumed personal liability under Section 4 and which is not guaranteed by the Environmental Obligor under Section 4.

9.	UNSECURED OBLIGATION
The Deed of Trust does not secure those of the Borrower’s Obligations that arise with respect to expenses, liabilities or damages incurred by the Lender after a trustee’s sale under the Deed of Trust, or after the Lender’s or its affiliate’s acceptance of a deed in lieu thereof, or that are the subject of any Claim or any portion of a Claim against the Lender or the Property that (i) have not been paid as of the date of a trustee’s sale under the Deed of Trust, or (ii) have not been paid as of the Lender’s acceptance of a deed in lieu of trustee’s sale. The Environmental Obligor acknowledges and agrees that the Obligations which are so unsecured are separate and distinct from, and not the substantial equivalent of, those that are so secured, and that such unsecured Obligations shall survive such a trustee’s sale or acceptance of a deed in lieu of a trustee’s sale.

10.	WAIVERS

10.1	MARSHALING OF ASSETS
The Environmental Obligor waives any right to cause a marshaling of its assets.

10.2	HOMESTEAD LAWS AND EXEMPTIONS
The Environmental Obligor waives all rights and exemptions under homestead and similar laws.

10.3	VALUATION OF COLLATERAL
The Environmental Obligor waives any right to a defense to an action under this Agreement based on an assertion that the amount paid for the Property at a lawfully conducted judicial or non-judicial foreclosure sale is less than the value of the Property.

10.4	PROTEST, DEMAND, DISHONOR
The Environmental Obligor waives all rights of protest, demand, dishonor, presentment or any other notices or demands which might otherwise be required by any statute or rule of law now or hereafter in effect with respect to this Agreement or any of the Obligations.

10.5	SURETYSHIP WAIVERS
The Environmental Obligor waives, to the extent permitted by applicable law, any statutory or common law rights and defenses available to sureties, indemnitors, endorsers or guarantors of obligations.

10.6	ADDITIONAL WAIVERS
The Environmental Obligor waives (A) any defense based upon the Lender’s election of any remedy, (B) any defense of the statute of limitations, and (C) any defense based on the

Environmental Indemnity Agreement     5
Wallingford Plaza, Seattle, Washington
AEGON Loan No. 10518230
98950845.3 0027988-00963

Lender’s failure to provide Notice of any act or omission by the Borrower from which any Obligation may have arisen.

11.	CONDITIONAL RELEASE
On the date occurring two (2) years (i) after the Indebtedness is paid in full or, with respect to the original Borrower, after consummation of a Permitted Transfer (as defined in the Deed of Trust), (ii) after no Obligations remain outstanding and (iii) after the maximum period during which any payment to the Lender with respect to the Indebtedness or any other obligation, including, without limitation, Carveout Obligations (as defined in the Deed of Trust) could be deemed a preference or fraudulent transfer under the Bankruptcy Code has expired, as determined by the Lender in its sole but good faith discretion, the Lender agrees to release the Borrower as Environmental Obligor from any liability under this Agreement first arising or accruing after the Release Date if the following conditions are fully satisfied:

(a)	No Default has occurred for which the Lender (or its designee) has taken possession or title (whether through a foreclosure or deed in lieu of foreclosure);

(b)
The Lender shall receive a written request for such release at least sixty (60) days in advance of the Environmental Obligor’s requested release. The request shall include a Phase 1 Environmental Site Assessment (a “Phase I”) prepared by a third-party professional consultant independent from the Environmental Obligor and its Affiliates, together with such additional information as may be reasonably requested by the Lender;

(c)
The Phase I shall be in form and substance satisfactory to the Lender in its sole but good faith discretion and shall evidence that no release of any Hazardous Substances has occurred and the Property is in compliance with Environmental Laws; and

(d)
The Environmental Obligor shall pay all out-of-pocket expenses incurred by the Lender (if any) in the review and processing of a proposed or completed release request thereunder, regardless of whether such release is approved.

For purposes of this Section, “Release Date” shall mean the date on which the Lender confirms in writing that all of the conditions described in this Section have been fully satisfied.

12.	MISCELLANEOUS

12.1	INDEPENDENCE OF OBLIGATIONS
The Environmental Obligor shall be fully and personally liable for the Obligations. Except as expressly agreed in writing by the Lender, the Obligations shall not be released, diminished, impaired, reduced or otherwise affected by (a) the reconveyance of the interest created by the Deed of Trust, (b) the consent by the Lender to any transfer of a direct or indirect interest in the Property (whether through sale of the Property, transfers of interests in the Borrower, or a change in the form of business organization of the Borrower), or (c) any forbearance by the Lender to exercise any rights under the Loan Documents.

Environmental Indemnity Agreement     6
Wallingford Plaza, Seattle, Washington
AEGON Loan No. 10518230
98950845.3 0027988-00963

12.2	WAIVER OF JURY TRIAL
TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT IS WAIVED BY THE ENVIRONMENTAL OBLIGOR, AND IT IS AGREED BY THE ENVIRONMENTAL OBLIGOR THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

12.3	OFFSETS AND DEFENSES
The liability of the Environmental Obligor under this Agreement shall not be released, diminished, impaired, reduced or otherwise affected by any existing or future offset, claim, or defense of any other Environmental Obligor against the Lender.

12.4	NOTICES
In order for any demand, consent, approval or other communication to be effective under the terms of this Agreement, Notice must be provided under the terms of this Subsection. All Notices must be in writing. Notices may be (a) delivered by hand, (b) transmitted as a pdf attachment by email (with a duplicate copy sent by first class mail, postage prepaid), (c) sent by certified or registered mail, postage prepaid, return receipt requested, or (d) sent by reputable overnight courier service, delivery charges prepaid. Notices shall be addressed as set forth below:
If to the Lender:
Transamerica Premier Life Insurance Company
c/o AEGON USA Realty Advisors, LLC
6300 C Street SW, MS 3B-CR
Cedar Rapids, Iowa 52499
Attn: Mortgage Loan Department
Reference: Loan No. 10518230
E-mail: AAMServicing@aegonusa.com
If to the Environmental Obligor:
RPT Wallingford Plaza, LLC
c/o DWS, RREEF Management LLC
101 California Street, 24th Floor
San Francisco, California 94111
Email: eric.russell@dws.com
Notices delivered by hand or by overnight courier shall be deemed given when actually received or when refused by their intended recipient. Notices sent by email will be deemed delivered when a read receipt has been received (provided receipt has been verified by telephone confirmation or one of the other permitted means of giving Notices under this Subsection). Mailed Notices shall be deemed given on the date of the first attempted delivery

Environmental Indemnity Agreement     7
Wallingford Plaza, Seattle, Washington
AEGON Loan No. 10518230
98950845.3 0027988-00963

(whether or not actually received). Any party to this Agreement may change its address for Notice by giving at least fifteen (15) Business Days’ prior Notice of such change to the other party.

12.5	ENTIRE AGREEMENT AND MODIFICATION
This Agreement and the other Loan Documents embody the final, entire agreement of the parties relating to its subject matter and supersede any and all prior agreements, whether written or oral. This Agreement may not be contradicted or varied by evidence of any prior, contemporaneous, or subsequent oral agreements or discussions of the parties, and may be amended, waived, released or terminated only by a written instrument or instruments executed by the Lender. Any alleged amendment, revision, waiver, discharge, release or termination that is not so documented shall not be effective as to the Lender. There are no unwritten oral agreements between the parties.

12.6	COUNTERPARTS
This Agreement may be executed in multiple counterparts, all of which taken together shall constitute one and the same Agreement. Where more than one Environmental Obligor is named herein, the obligations and liabilities of said Environmental Obligor shall be joint and several. A default or violation of any provision of the Loan Documents by any one of the entities constituting the Environmental Obligor shall be deemed to be a default or violation by all entities constituting the Environmental Obligor.

12.7	GOVERNING LAW
This Agreement shall be construed and enforced according to, and governed by, the laws of Washington without reference to conflicts of law provisions which, but for this provision, would require the application of the law of any other jurisdiction.

12.8	CUMULATIVE REMEDIES
Every right and remedy provided in this Agreement shall be cumulative of every other right or remedy of the Lender whether herein or by law conferred and may be enforced concurrently with any such right or remedy. No acceptance of performance of any Obligation as to which any Environmental Obligor shall be in Default, or waiver of particular or single performance of any obligation or observance of any covenant, shall be construed as a waiver of the obligation or covenant or as a waiver of any other Default then, theretofore or thereafter existing.

12.9	SEVERABILITY
In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Agreement shall operate, or would prospectively operate, to invalidate this Agreement, then, and in any such event, such provision or provisions only shall be deemed to be null and void and of no force or effect

Environmental Indemnity Agreement     8
Wallingford Plaza, Seattle, Washington
AEGON Loan No. 10518230
98950845.3 0027988-00963

and shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

12.10	REFERENCE TO PARTICULARS
The scope of a general statement made in this Agreement shall not be construed as having been reduced through the inclusion of references to particular items that would be included within the statement’s scope. Therefore, unless the relevant provision of this Agreement contains specific language to the contrary, the term “include” shall mean “include, but shall not be limited to” and the term “including” shall mean “including, without limitation.”

12.11	ASSIGNMENT
The Lender may assign its rights under this Agreement without Notice to any holder of the Note and assignee of the Lender’s rights under the Loan Documents.

[Signatures appear on following page]

Environmental Indemnity Agreement     9
Wallingford Plaza, Seattle, Washington
AEGON Loan No. 10518230
98950845.3 0027988-00963

IN WITNESS WHEREOF, the Environmental Obligor caused this Agreement to be duly executed as of the Effective Date.
RPT WALLINGFORD PLAZA, LLC,
a Delaware limited liability company

By: /s/ Sandra Fung
Printed Name: Sandra Fung
Title: Authorized Signatory

Environmental Indemnity Agreement     SIGNATURE PAGE
Wallingford Plaza, Seattle, Washington
AEGON Loan No. 10518230
98950845.3 0027988-00963